Exhibit 4.3

Amendment To

Promissory Note

This Amendment (this “Amendment”) shall be effective as of October 1, 2024, by and between Spectral IP, Inc. a Delaware corporation (the “Company”), Spectral AI, Inc., a Delaware corporation (the “Parent” or “Guarantor”) and IP Protocol, LLC, a Wyoming limited liability company (“Assignee”) as assignee of that certain Promissory Note dated as of March 18, 2024 by and between the Company and SIM Tech Licensing, LLC, a Delaware limited liability company (the “Note”) for the purpose of amending the Note as of the date hereof. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Note.

RECITALS:

WHEREAS, pursuant to Note, the Company is obligated to repay One Million Dollars ($1,000,000) plus all accrued and unpaid interest to the Assignee on or before the occurrence of a Maturity Event; and

WHEREAS, the parties to this Amendment desire to amend and restate certain provisions in the Note and to include a conversion and registration right as part of this Amendment.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Assignee, intending to be legally bound, hereby agree as follows:

AGREEMENT:

1.	Amendments to Note.

The introductory paragraph shall extend the term from one year to two years and be amended and restated in its entirety as set forth below:

“Spectral IP, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to SIM Tech Licensing, LLC, a Delaware limited liability company (the “Holder”), the sum of One Million Dollars ($1,000,000) (the “Principal Amount”) together with interest as calculated below, upon the earliest to occur of (a) (i) March 18, 2026 or (ii) a Liquidation Event, or (b) when declared due and payable by Holder subsequent to the occurrence of an Event of Default (each, a “Maturity Event”). A “Liquidation Event” means any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, as well as (x) any sale, merger, consolidation or conversion of the Company to, into or with another company (except one in which the holders of capital stock of the Company immediately prior to such sale, merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving company), (y) any sale, license, lease or transfer of all or substantially all of the assets of the Company, or (z) the consummation of a spin-off of the Company whereby Spectral AI, Inc., a Delaware corporation and the current owner of all of the shares of the Company (“Parent”), distributes shares of the Company to Parent’s shareholders.”

Section 1 of the Note shall reduce the interest rate from eight percent to four percent and be amended and restated in its entirety as set forth below:

“1. Interest and Payment. This Note shall bear interest from the date of this Note on the unpaid Principal Amount at a simple interest rate equal to four percent (4.00%) per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days. Interest on the unpaid principal balance of this Note shall be due and payable on the outstanding Principal Amount upon a Maturity Event. In addition, the Company agrees to pay the additional interest specified in Section 5 upon the occurrence and during the continuation of any Event of Default. Payment of the Principal Amount and interest on this Note shall be made in lawful money of the United States of America by wire transfer to a bank account of a US bank designated by Holder.”

Section 8 of the Note shall include a conversion right for the Holder and the Company and shall be amended and restated in its entirety as set forth below:

“8. Stockholder Rights; Conversion Rights. This Note shall not confer upon the Holder or any other person the right to vote, to receive dividends or other distributions, to consent or to receive notice as a shareholder in respect of any meeting of shareholders, or any other rights whatsoever as a shareholder of the Company.

The Holder may convert any and all amounts of accrued and unpaid interest and the Principal Amount due and owing pursuant to this Note into shares of the Guarantor. The conversion of the accrued and unpaid interest and the Principal Amount of this Note (the “Total Outstanding Obligations”) into shares of common stock of the Guarantor shall be calculated by dividing the conversion amount of the Total Outstanding Obligations by the Share Price. For purposes of this Note, the “Share Price” shall equal that number calculated by taking a five percent (5.00%) discount to the closing price of the Guarantor’s common stock on the day prior to the date of notice to the Company of Holder’s exercise of its conversion right. If the Holder decides to exercise a part of its conversion right for some, but not all, of the Total Outstanding Obligations, the Company, at its expense, shall execute and deliver, in lieu of this Note, a new Note of the same form and such lesser Principal Amount.

At a Maturity Event, in lieu of paying cash for the Total Outstanding Obligations, the Company may elect to convert all of the Total Outstanding Obligations into shares of the Guarantor at the Share Price for the five trading days prior to the date of the Maturity Event.”

A new Section 18 shall be added to the Note which shall be stated in its entirety as follows:

“18. Conversion Limitation. Notwithstanding the foregoing and for avoidance of doubt, to comply with the rules of the NASADQ, Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this NASADQ, to the to the extent that after giving effect to such issuance after conversion as set forth on the applicable notice such Holder or any of its affiliates would result in the issuance of an aggregate amount of common stock in excess of 19.99% of the shares of common stock outstanding prior to the date hereof. In the event the Company is prohibited from issuing shares of common stock as a result of the previous sentence, such occurrence shall be an Event of Default under the Note.”

2.  RRA. The Company and Assignee shall enter into the registration rights agreement annexed hereto as Exhibit A.

3.  Incorporation by Reference. The terms of the Note are hereby incorporated by reference into this Amendment. Except as expressly set forth herein, the provisions of the Note are not amended and remain in full force and effect.

4.  Assignment/Amendment/Waiver. This Amendment and the Note constitute the entire agreement among the Company, Parent and Assignee with respect to the matters referred to herein and therein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Amendment may not be assigned by any of the parties hereto, and may not be amended or modified, except by the written consent of the parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

5.  Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document. The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (a) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (b) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 1, 2024.

COMPANY:

Spectral IP, Inc.
a Delaware corporation

By:	/s/ Peter M. Carlson
	Name:	Peter Carlson
	Title:	Board Member

PARENT:

Spectral AI, Inc.
a Delaware corporation

By:	/s/ Peter M. Carlson
	Name:	Peter Carlson
	Title:	Chief Executive Officer

ASSIGNEE:

IP Protocol, LLC

By:	/s/ Chris Benz
	Name:	Chris Benz
	Title:	Mgr.

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